EXHIBIT 10.97

RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT, made as of this ________ day of _____________, 200_ between Kindred Healthcare, Inc., a Delaware corporation and its successors (the “Company”), and _________ (the “Participant”).

WHEREAS, the Company adopted and maintains the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated (the “Plan”);

WHEREAS, the Plan provides for the award to participants in the Plan of restricted shares of common stock of Kindred Healthcare, Inc., par value $.25 per share (the “Common Stock”).

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant _______________ (                    ) shares of Common Stock (the “Shares,” and this grant shall be referred to herein as the “Award”). The Shares shall vest only in accordance with the provisions of this Agreement and of the Plan. The certificates representing the Shares, together with stock powers duly authorized in blank by the Participant, shall be deposited with the Company to be held by it until the Shares vest in accordance with Section 3 hereof or are forfeited in accordance with Section 4. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

2. Non-Transferability. Prior to the vesting of the Shares as described in Section 3 hereof, neither the Shares nor the rights represented thereby shall be assignable, transferable, pledged or otherwise encumbered under any circumstances. In addition, the Shares and the rights represented thereby shall not be assignable or transferable for 90 days after the date of this Agreement. Such 90 day transfer restriction shall not subject the Shares to a substantial risk of forfeiture. Any purported or attempted transfer of such Shares or such rights in contravention of this Section 2 shall be null and void and shall result in the immediate forfeiture of the Shares.

3. Vesting of Shares.

(a) Except as provided in Section 3(b) and Section 4, the Shares subject to this Award shall vest and become fully transferable without restriction according to the following schedule:

(i)	______ of the Shares subject to this Award shall vest on _________.

(ii)	An additional _________ of the Shares subject to this Award shall vest on _________.

(iii)	An additional _________ of the Shares subject to this Award shall vest on _________.

(iv)	An additional _________ of the Shares subject to this Award will vest on _________.

(b) Notwithstanding the foregoing, in the event of (1) a Change in Control or (2) the death or Disability of the Participant, the Shares shall automatically vest, all restrictions on the Shares shall lapse and the Company shall deliver to Participant a certificate representing the Shares; provided, however, in no event may the vesting of any Shares held by an Participant subject to Section 16(b) of the Exchange Act be accelerated until such time as the vesting would not violate Section 16(b).

4. Forfeiture of Shares. If the employment of the Participant with the Company shall terminate for any reason other than death or Disability, all of the Shares which have not vested in accordance with Section 3 of this Agreement shall be forfeited and reconveyed to the Company by Participant without additional consideration and Participant shall have no further rights with respect thereto.

5. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Rights as Stockholder. Participant shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and to receive all dividends and other distributions paid on such Shares. If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan and a Plan prospectus.

9. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. If any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern except as specifically provided in Section 2 hereof.

10. Entire Agreement. This Agreement and the Plan represent the final, complete and total agreement of the parties hereto respecting the Shares and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Shares and such matters.

11. No Contract of Employment. This Agreement shall not confer upon the Participant any right with respect to the continuation of such Participant’s employment by the Company or prohibit the Company at any time from terminating such employment or increasing or decreasing the base salary or other compensation for such Participant.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan, as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By:	Richard A. Lechleiter
Title:	Executive Vice President and Chief Financial Officer

Name of Individual

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